COLONIAL KEYPORT UTILITIES FUND
                      COLONIAL MANAGEMENT SUB-ADVISORY AGREEMENT


AGREEMENT dated June 7, 1993 among KEYPORT VARIABLE INVESTMENT TRUST, a Massachusetts business trust (the "Trust") with respect to COLONIAL-KEYPORT UTILITIES FUND (the "Fund"), KEYPORT ADVISORY SERVICES CORP., a Massachusetts corporation ("Adviser"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (the "Sub-Adviser").

In consideration of the promises and covenants herein, the parties agree as follows:

        1. The Sub-Adviser will manage the investment of the assets of the Fund in accordance with its investment objective, policies and limitations set forth in the Trust's prospectus and statement of additional information as amended from time to time, and will perform the other services herein set forth, subject to the supervision of the Adviser and the Board of Trustees of the Trust.

        2.  In  carrying  out  its  investment   management   obligations,   the
Sub-Adviser shall:

                (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable;

                (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in the Trust's prospectus and statement of additional information; and

                (c) report results to the Adviser and to the Board of Trustees.

        3. The Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

        4. The Advisor shall pay the Sub-Adviser a monthly fee at the annual rate of 0.45% of the average daily net assets of the Fund for managing the investment of the assets of the Fund as provided in 1. above.

        5. This Agreement shall become effective on the date first written above, and (a) unless otherwise terminated, shall continue until two years from the date of its execution and from year to year thereafter so long as approved annually in accordance with the Investment Company Act of 1940 (the "1940 Act");
(b) may be terminated without t penalty on sixty days' written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Sub-Adviser on sixty day's written notice to the Trust.

         6. This Agreement may be amended in accordance with the 1940 Act.

         7. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

         8. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligation and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of or connection with rendering services hereunder.

         9. The Fund may use the name "Colonial", or any other name derived from the name "Colonial" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization that shall have succeeded to the business of the Sub-Advisor. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Fund will cease to use any name derived from the name "Colonial," any name similar thereto, or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser, or with any organization which shall have succeeded to the Sub-Adviser's business as an investment adviser.


COLONIAL-KEYPORT UTILITIES FUND

By:  KEYPORT VARIABLE INVESTMENT TRUST

By:  /s/Richard Christensen

        Its President



COLONIAL MANAGEMENT ASSOCIATES INC.

By:  /s/Arthur O. Stern
        Its Senior Vice President



KEYPORT ADVISORY SERVICES CORP.

By:  /s/Robert R. Baird

        Its Secretary